Exhibit 10.9

CASH PERFORMANCE INCENTIVE AWARD
PURSUANT TO THE PHH CORPORATION
2014 EQUITY AND INCENTIVE PLAN

THIS AWARD (including the related Terms and Conditions) is made as of the Grant Date by PHH CORPORATION (the “Company”) to _______________ (the “Participant”) subject to acceptance by the Participant.

Upon and subject to the provisions of the Plan and the Terms and Conditions attached hereto and incorporated herein by reference, the Company hereby awards as of the Grant Date to the Participant this Cash Performance Incentive Award (the “Award”). Underlined and capitalized terms in Paragraphs A through E below shall have the meanings ascribed to them therein or in the Plan.

A.	Grant Date: ______________, 2017.

B.	Plan Under Which Granted: PHH Corporation 2014 Equity and Incentive Plan (the “Plan”).

C.
Performance Based Cash: The target amount of Performance Based Cash subject to the Award shall be __________________ Dollars ($_____) (“Target Cash”), with a maximum amount of Performance Based Cash equal to 150% of the Target Cash available under this Award, subject to the terms hereof.

D.
Vesting Schedule:    The Performance Based Cash shall vest, if at all, in accordance with Schedule 1 attached hereto. Performance Based Cash that becomes vested in accordance with Schedule 1 is “Vested Cash.”

E.
Payment of Vested Cash: Subject to the attached Terms and Conditions, cash payments of the applicable Vested Cash are to be made on a date selected by the Company that is no later than sixty (60) days following the date specified in Schedule 1 (each a “Distribution Date”).

IN WITNESS WHEREOF, the Company and the Participant have executed this Award as of the Grant Date set forth above.

PARTICIPANT:
PHH CORPORATION

By: _________________________
_______________________
Signature of Participant
Title: ________________________

______________
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

TERMS AND CONDITIONS TO THE
PHH CORPORATION
CASH PERFORMANCE INCENTIVE AWARD

1.Payment.

(a)    On the applicable Distribution Date, the Vested Cash shall be paid in cash. The cash payment will be reduced by applicable withholding.

(b)    Notwithstanding anything in the Plan, the Award, or any other agreement (written or oral) to the contrary, if Participant is a “specified employee” (within the meaning of Code Section 409A) on the date of Separation from Service, then any payment made with respect to such Separation from Service under this Award will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and the applicable cash payment will be paid to Participant as soon as practicable during the sixty-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Participant’s Separation from Service, or (ii) the date of Participant’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code (or, if earlier, the date of the Participant’s death), all cash payments deferred pursuant to this paragraph will be paid to Participant (or Participant’s estate, in the event of Participant’s death) in a lump sum. Any remaining payments under the Award will occur as otherwise provided in the Award.

(c)    Notwithstanding anything in the Plan or any other agreement (written or oral) to the contrary, if the total payments to be paid to a Participant hereunder, along with any other compensation provided to the Participant, would result in the Participant being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate compensation to the largest amount which can be paid to the Participant without triggering the excise tax, but only if and to the extent that such reduction would result in the Participant retaining larger aggregate after-tax compensation. The determination of the excise tax and the aggregate after-tax compensation to be received by the Participant will be made by the Company. If compensation is to be reduced, the compensation to be provided latest in time will be reduced first and if compensation is to be provided at the same time, non-cash compensation will be reduced before cash compensation. It is possible that after the determinations and selections made pursuant to this Subsection the Participant will receive compensation in the aggregate more than the amount provided under this Subsection (“Overpayment”) or less than the amount provided under this Subsection (“Underpayment”).

In the event that: (A) the Company determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Company believes has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Participant shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the Overpayment until the date of repayment.

In the event that: (C) the Company, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred or (D) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Participant together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Participant until the payment date.

2.Tax Withholding. The Participant agrees to have the cash payment of the Vested Cash reduced by an amount that is sufficient to satisfy the minimum amount of the required tax withholding obligations imposed on the Company on the applicable Distribution Date.

3.Restrictions on Transfer. Except for the transfer by bequest or inheritance, the Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Performance Based Cash, including, without limitation, Vested Cash. Any such disposition not made in accordance with this Award shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Award.

4.Clawback. Notwithstanding anything herein to the contrary, this Award and any cash paid pursuant to this Award is expressly subject to any “clawback policy” now or hereafter adopted by the Board of Directors or its designee, as may be amended from time to time, or any recoupment permitted or required by law.

In addition, until such time subsequent to the Grant Date that the Company adopts a “clawback policy” that is applicable to the Participant that expressly supersedes this paragraph, this Award shall be forfeited and the Participant shall be obligated to repay to the Company any cash previously paid under this Award if the Committee determines in good faith (a) that the Participant has violated the terms of any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company and/or one or more of its Affiliates or (b) that, within three (3) years of the date the Vested Cash is paid pursuant to this Award, the Participant (i) experiences a termination of employment for Cause, or the Committee determines after employment termination that the Participant’s employment could have been terminated for Cause, (ii) engaged in conduct that causes material financial or reputational harm to the Company or Affiliates, (iii) provided materially inaccurate information related to publicly reported financial statements of the Company and its Affiliates, (iv) improperly, or with gross negligence, failed to identify, assess or report risks material to the Company or its Affiliates that were within the scope of the Participant’s responsibility and of which the Participant was aware or should have been aware based on facts reasonably available to the Participant, or (v) violated the Company’s Code of Business Ethics and Conduct, is under investigation for a regulatory matter due to gross negligence or willful misconduct in the performance of the Participant’s duties for the Company and its Affiliates, or otherwise engaged in gross misconduct with respect to the Company and its Affiliates.

5.Section 409A. This Award is intended to comply with, or otherwise be exempt from, Section 409A of the Code, as applicable. This Award shall be administered, interpreted, and construed in a manner consistent with such Code section. Should any provision of this Award be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. No acceleration of payment may be made except as permitted under Code Section 409A.

6.Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Maryland.

7.Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

8.Notice. Except as otherwise specified herein, all notices and other communications required or permitted under this Award shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Award shall be given to the parties hereto at the following addresses: to the Company (attention of the General Counsel), at the principal office of the Company or at any other address as the Company, by notice to Participant, may designate in writing from time to time; and to Participant, at Participant’s address as shown on the records of the Company, or at any other address as Participant, by notice to the Company, may designate in writing from time to time.

9.Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.Entire Agreement. Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter. The Committee shall have full and conclusive authority to interpret the Award and to make all other determinations necessary or advisable for the proper administration of the arrangement reflected by this Award. The Committee’s interpretations and determinations in this regard shall be final and binding on the Participant.

11.Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

12.Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

13.No Right to Continued Service. Neither this Award nor the grant of the Performance Based Cash hereunder shall be construed as giving Participant the right to continued service with the Company or any Affiliate.

14.Definitions. Except as provided below, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. The following capitalized terms shall have the following meanings:

(a)    “Cause” means any one of the following: (1) a material failure of the Participant to substantially perform the Participant’s duties with the Company or its Affiliates (other than failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Affiliates; (3) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (4) repeated instances of negligence in the performance of the Participant’s job or any instance of gross negligence in the performance of the Participant’s duties as an employee of the Company or one of its Affiliates; (5) any breach by the Participant of any fiduciary obligation owed to the Company or any Affiliate or any material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies; or (6) failure by the Participant to perform Participant’s job duties for the Company or any Affiliate to the best of Participant’s ability and in accordance with reasonable instructions and directions from the Board of Directors or its designee, and the reasonable workplace policies and procedures established by the Company or any Affiliate, as applicable, from time to time.

(b)    “Disability” means the Participant is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its Affiliates. The determination of Disability will be made in accordance with the definition of “disability” under Code Section 409A.

SCHEDULE 1
PHH CORPORATION
2014 EQUITY AND INCENTIVE PLAN
CASH PERFORMANCE INCENTIVE AWARD

Vesting Schedule

I.    The Performance Based Cash under this Award shall vest, if at all, at March 31, 2018, to the extent provided in the chart below based on satisfaction of the Performance Criteria and provided that the Participant remains employed with the Company or an Affiliate through such date. The period from the Grant Date to March 31, 2018 is the “Employment Period”.

Performance Criteria	Weight	Performance Levels ($ in Millions)
			Threshold	Target	Maximum
Excess Cash Available for Distribution by 12/31/17	100%	Performance =>	$[ * * *]	$[ * * *]	$[ * * *]
		% Vesting	75%	100%	150%
The vesting percentage for a level of achievement as certified by the Committee that is between the levels set forth in the tables above and is above the “Threshold” level will be determined based on straight-line interpolation. No payment will be made in excess of the vesting percentage at the “Maximum” level.
“Excess Cash Available for Distribution by 12/31/17” means, as of December 31, 2017, the Company’s cash and cash equivalents, minus [ * * *], plus [ * * *], minus [ * * *], determined in the manner determined by the Committee.

Except as otherwise provided herein, the Vested Cash under this Part I shall be paid as soon as practicable following the last day of the Employment Period.

II.
Notwithstanding Part I, subject to the other terms of this Award, upon (A) the Participant’s Separation from Service due to a termination of employment by the Company and its Affiliates without Cause prior to the last day of the Employment Period or (B) the Participant’s death or Disability during the Participant’s service with the Company and its Affiliates, the Participant will remain entitled to receive the full amount of the Performance Based Cash that becomes Vested Cash based on achievement of the Performance Criteria for the Employment Period. Such Vested Cash will be paid on the Distribution Date following the last day of the Employment Period.

III.
Except as otherwise provided in this Vesting Schedule, any Performance Based Cash shall be forfeited at the time the Participant’s service with the Company and its Affiliates ceases, regardless of the reason and there shall be no proration for partial service.

IV.
Notwithstanding anything in this Award to the contrary, if the Participant has not signed a restrictive covenant agreement in a form acceptable to the Company by no later than thirty (30) days after the Grant Date, the Award shall be forfeited. Furthermore, if the Company determines that the Participant has violated the restrictive covenant agreement, any portion of the Award which has not been paid will be forfeited.

______________
[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.